Exhibit 10.16
Portions of this exhibit, indicated by [***], have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) treated by the Registrant as private or confidential.
Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.
The Registrant undertakes to furnish a copy of all omitted information, schedules, and exhibits to the U.S. Securities and Exchange Commission upon its request.
CEREBRAS SYSTEMS INC.

To:	Expansion Project Technologies Holding 8 SPV RSC Ltd
[***]

Re:	Series F Extension Financing
Ladies and Gentlemen:
This letter agreement (the “Agreement”) is entered into as of May 30, 2024 (the “Signing Date”) by and between Cerebras Systems Inc., a Delaware corporation (the “Company”), Expansion Project Technologies Holding 8 SPV RSC Ltd. (“EPTH”) and MOZN Holding RSC Ltd. (“MOZN”). Reference is made to that certain Series F-1 Preferred Stock Purchase Agreement (the “Purchase Agreement”), dated at or near the date hereof, by and among the Company and the investors listed on Exhibit A thereto. Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.
Contingent upon and effective as of the Committed Purchaser Additional Closing, except as otherwise noted below, each of the Company and EPTH agree as follows:
1.Termination of Board Observer Right. The Company and MOZN hereby agree that, effective as of the Signing Date, that certain letter entitled “Cerebras System Inc. Series F Financing – Board Observer”, dated September 29, 2021, by and between the Company and MOZN, is terminated in its entirety and of no further force or effect, and that MOZN shall no longer hold the right to select a representative to attend meetings of the Company’s Board of Directors in a non-voting observer capacity as set forth therein.
2.Capitalization Table. Within forty-five (45) days after the end of each semi-annual fiscal period of the Company, the Company shall deliver to EPTH a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit EPTH to calculate its percentage equity ownership in the Company.

3.Commercial Agreement.
a.Other than with respect to the [***] Condor and the [***] Condor Amount, the Company acknowledges and agrees that until December 31, 2025, the price charged by the Company for an HPC Cluster [***] shall not exceed [***] (exclusive of sales tax, shipping and other charges) under any agreement for purchases of HPC Clusters (as defined below) entered into by (i) the Company and G42 Holding US LLC or one of its subsidiaries or Affiliates (including, but not limited to, under the Framework Agreement for the Supply of Goods, dated as of September 13, 2023, by and between the Company and G42 Holding US LLC), or (ii) the Company and any third party that G42 Holding US LLC (or any of its subsidiaries or Affiliates) has caused to purchase HPC Clusters; provided that such third party does not have any pre-existing relationship with the Company or is not otherwise a potential customer of the Company that the Company has engaged with.
b.G42 Holding US LLC or one of its Affiliates will, or will cause a third party (to be approved by the Company with such approval not being unreasonably withheld) to, purchase HPC Clusters [***] (the “[***] Condor”) at a price [***] for an aggregate amount equal to US$1,429,898,688.00 (exclusive of taxes, shipping and other charges except as set forth in Appendix I, which, for the avoidance of doubt, shall include shipping charges for deployment in up to three locations in the United States) (the “[***] Condor Amount”), with such third party being automatically approved if it complies with all requirements for an export license and other legal, regulatory and disclosure requirements applicable to the Company; provided, however, that if such third party does not or is not able to comply with all requirements for an export license or is otherwise unable to purchase the HPC Clusters, then G42 Holding US LLC or one of its Affiliates shall purchase such HPC Clusters by (a) completing the prepayment of the [***] Condor Amount to the Company before February 28, 2025 (which can be made in installments) on the same terms as the Letter of Award in Respect of HPC Infrastructure PO dated April 24, 2024, and (b) executing a binding purchase order as soon as possible on the terms set forth in Appendix I hereto, including the prepayment schedule thereto.
4.Rights to Future Stock Issuances. The Company acknowledges and agrees that if the Company issues and sells additional shares of Series F-1 Preferred Stock pursuant to Section 1.3 of the Purchase Agreement for an aggregate total purchase price in excess of $400 million (the amount over $400 million, the “Excess Offering”), to the extent the Excess Offering results in an increase to the fully diluted shares of the Company, then (i) the definition of “New Securities” under the Investors’ Rights Agreement, as applied to EPTH only, shall include all such shares of Series F-1 Preferred Stock issued in the Excess Offering, and, (ii) in the event the Committed Purchaser Additional Closing has yet to be consummated prior to such dilutive Excess Offering, the calculation of EPTH’s Pro Rata Amount (as defined in the Investors’ Rights Agreement) shall be deemed to include all shares of Series F-1 Preferred Stock to be sold to EPTH in the Committed Purchaser Additional Closing and EPTH may exercise its right to purchase its Pro Rata Amount of the dilutive Excess Offering pursuant to the Investors’ Rights Agreement after the Committed Purchaser Additional Closing occurs. For the avoidance of doubt, EPTH consents to the Company amending the Transaction Agreements and Restated Certificate to effect the Excess Offering on the condition that (i) such Excess Offering will be on the same terms and conditions as set forth in the Purchase Agreement and (ii) such amendments shall be limited to (A) updating the List of Investor schedules attached to the Transaction Agreements, signatories and signature pages and the Company’s representations with respect to the numbers of authorized, issued and outstanding shares of Preferred Stock and Common Stock set forth in Sections 2.2.1, 2.2.2 and 2.2.3 of the Purchase Agreement, and (B) authorizing additional shares of Series F-1 Preferred Stock (and Common Stock issuable upon conversion thereof), as necessary.
5.Representations at Excess Offerings. If the Company sells additional shares of Series F-1 Preferred Stock to EPTH or any of its Affiliates in an Excess Offering, then with no further action required by the parties at such Excess Offering, the Company hereby represents and warrants to EPTH or its Affiliate, as appropriate, that, except as set forth on the Disclosure Schedule (which exceptions shall be deemed to be part of the representations and warranties made thereunder), the representations included in Article 2 of the Purchase Agreement are true and complete as of the date of such Excess Offering.
6.Rights to Interim Dividends. The Company acknowledges and agrees that if the Company declares or pays any dividends or authorizes or makes any distribution upon or with respect to any class or series of its capital stock (a “Distribution”) from the date of the Purchase Agreement to the date of the Committed Purchaser Additional Closing, then, subject to EPTH purchasing the Committed Closing Shares (or Alternative Securities or any equity securities issued pursuant to the Alternative Economic Position) in accordance with the terms of the Purchase Agreement, EPTH shall be treated as holding the Shares for the sole purpose of such Distribution, with such Distribution to be paid upon the Committed Purchaser Additional Closing.
7.Notification Rights. The Company acknowledges and agrees to provide written notice to EPTH in the event the Company issues equity securities of the Company to any Person that does not hold any equity securities of the Company as of the date hereof identifying such Person, and such notice shall be provided to EPTH [***] in advance of any such issuance of equity securities.
8.Definition of Competitor. In no event shall EPTH or its Affiliates be deemed to be a “Competitor” of the Company under the Investors’ Rights Agreement, as such term is defined in the Investors’ Rights Agreement.
9.Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
10.Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts with law.
11.Amendment. Except as set forth herein, neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified other than by an instrument in writing signed by the Company and EPTH; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.
12.Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
13.Entire Agreement. This Agreement, together with the Purchase Agreement and the other agreements described therein, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein or therein.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered.

CEREBRAS SYSTEMS INC.

By:	/s/ Andrew Feldman
Name: Andrew Feldman
Title: Chief Executive Officer

EXPANSION PROJECT TECHNOLOGIES HOLDING 8 SPV RSC LTD.

By:	/s/ Peng Xiao
Name: Peng Xiao
Title: Chief Executive Officer

MOZN HOLDING RSC LTD.

By:	/s/ Peng Xiao
Name: Peng Xiao
Title: Chief Executive Officer
(Signature Page to Side Letter)